Exhibit 99.1

(NASDAQ:OSBC)

Contact:	Bradley S. Adams	For Immediate Release
	Chief Financial Officer	December 1, 2021
(630) 906-5484

Old Second Completes Merger with West Suburban

AURORA, Illinois December 1, 2021 (PRNewswire) — Old Second Bancorp, Inc. (Nasdaq: OSBC) (“Old Second”) announced today that it has completed its previously announced merger with West Suburban Bancorp, Inc. (“West Suburban”), effective December 1, 2021.  Also effective December 1, 2021, West Suburban’s subsidiary bank, West Suburban Bank, merged into Old Second’s subsidiary bank, Old Second National Bank.

Under the terms of the merger agreement, West Suburban shareholders will receive 42.413 shares of Old Second common stock and $271.15 in cash for each share of West Suburban common stock.  Subsequent to the closing, Old Second had, on a proforma basis as of September 30, 2021, approximately $6.2 billion in assets, $5.3 billion in deposits and $3.4 billion in loans, with 65 locations in the downtown, west and south suburban Chicago market.

“We are extremely pleased to close our merger with West Suburban, a franchise that we have known and respected for a very long time,” said James Eccher, President and Chief Executive Officer of Old Second.  “Today, we celebrate the culmination of our combined efforts and extend a warm welcome to West Suburban customers and team members.  With complementary product and service offerings and the additional scale created by the merger, we believe this merger will generate value and opportunities for our stockholders, customers, employees and communities.”

In connection with the merger, West Suburban Chief Executive Officer Keith Acker, West Suburban lead independent director Keith Kotche and West Suburban Bank director John Williams each joined the Old Second and Old Second National Bank boards of directors.  “We welcome Mr. Acker, Mr. Kotche and Mr. Williams to Old Second, and we look forward to their active participation and insights as we bring together our two great institutions,” Eccher added.

About Old Second Bancorp, Inc.

Old Second Bancorp, Inc., headquartered in Aurora, Illinois, is the bank holding company for Old Second National Bank, which celebrated 150 years of operation in 2021. Old Second’s common stock trades on The NASDAQ Stock Market under the symbol “OSBC.” More information about Old Second is available by visiting the “Investor Relations” section of its website www.oldsecond.com.

Old Second National Bank was recently named number one among “Best Banks in Illinois 2021.” This was the second straight year the bank was selected by customers for the award. Awards are determined based on a survey of over 25,000 U.S. customers who rate banks on overall satisfaction as well as trust, terms and conditions, branch services, digital services and financial advice.

Cautionary Note Regarding Forward-Looking Statements

Statements included in this press release, which are not historical in nature are intended to be, and hereby are identified as, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, but are not limited to, statements regarding the outlook and expectations of Old Second with respect to the merger. Words such as “believe,” “will,” “may,” “anticipate,” “plan,” “estimate,” “expect,” “project,” “assume,” “approximately,” “continue,” “should” and “could” and variations of such words and similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are subject to risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results. Such risks, uncertainties and assumptions, include, among others, the following:

●	the possibility that the anticipated benefits of the transaction, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy, competitive factors in the areas where Old Second does business, or as a result of other unexpected factors or events;
●	the impact of purchase accounting with respect to the transaction, or any change in the assumptions used regarding the assets purchased and liabilities assumed to determine their fair value;
●	diversion of management’s attention from ongoing business operations and opportunities;
●	potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of the transaction;
●	the outcome of any legal proceedings that may be instituted against Old Second;
●	the integration of the businesses and operations of Old Second and West Suburban, which may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to Old Second’s and West Suburban’s previously existing businesses;
●	business disruptions following the merger; and
●	other factors that may affect future results of the combined company including changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; changes in general economic conditions, including due to the COVID-19 pandemic; the impact, extent and timing of technological changes; capital management activities; and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

Old Second disclaims any obligation to update or revise any forward-looking statements contained in this press release, which speak only as of the date hereof, whether as a result of new information, future events or otherwise, except as required by law. Additional factors that could cause results to differ materially from those described above can be found under the heading “Risk Factors” in Old Second’s 2020 Annual Report on Form 10-K, Old Second’s Quarterly Reports on Form 10-Q, the Joint Proxy Statement/Prospectus dated October 21, 2021, filed by Old Second pursuant to Rule 424(b)(3) on October 25, 2021, relating to its Form S-4 Registration Statement (File No. 333-259964) and in subsequent filings Old Second makes with the SEC.